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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 9)*

                           ADVANCED MAGNETICS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 00753P 10 3
                        ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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-------------------------                                ----------------------
  CUSIP NO. 00753P 10 3                13G               PAGE  2  OF  5  PAGES
          -----------                                         ---    ---
-------------------------                                ----------------------

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Marlene Kaplan Goldstein   ###-##-####
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [ ]
                                                                    (b)   [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY


-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      No Change
-------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                             660,457
      NUMBER OF      ----------------------------------------------------------
       SHARES        6     SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY               29,500
        EACH         ----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON
        WITH                 660,457
                     ----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                              29,500
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         689,957
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       [ ]
      SHARES*

         See Item 4(a)
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.2%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

         No Change
-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-------------------------                                ----------------------
  CUSIP NO. 00753P 10 3                13G               PAGE  3  OF  5  PAGES
          -----------                                         ---    ---
-------------------------                                ----------------------

Item 1:
            (a)    Name of Issuer:
                   ---------------

                   Advanced Magnetics, Inc.

            (b)    Address of Issuer's Principal Executive Offices:
                   ------------------------------------------------

                   725 Concord Avenue
                   Cambridge, MA 02138

Item 2:
            (a)    Name of Person Filing:
                   ----------------------

                   Marlene Kaplan Goldstein

            (b)    Address of Principal Business Office or, if none, Residence:
                   ------------------------------------------------------------

                   c/o Advanced Magnetics, Inc.
                   725 Concord Avenue
                   Cambridge, MA 02138

            (c)    Citizenship:
                   ------------

                   United States

            (d)    Title of Class of Securities:
                   -----------------------------

                   Common Stock, $.01 Par Value

            (e)    CUSIP Number:
                   -------------

                   00753P 10 3

Item 3:     Status if filed pursuant to Rules 13d-1(b) or 13d-2(b):
            -------------------------------------------------------

            Inapplicable

Item 4:     Ownership:
            ----------

            (a)    Amount Beneficially Owned:

                   689,957. This amount does not include 671,622 and 118,300 shares owned by spouse and daughters, respectively, as to which beneficial ownership of such shares is disclaimed.

            (b)    Percent of Class:

                   10.2% (based on 6,796,318 shares of Common Stock reported by the Company's transfer agent as outstanding at the close of business on February 3, 1997).


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-------------------------                                ----------------------
  CUSIP NO. 00753P 10 3                13G               PAGE  4  OF  5  PAGES
          -----------                                         ---    ---
-------------------------                                ----------------------



            (c)    Number of shares as to which such person has:

                   (i)    sole power to vote or direct the vote 660,457.

                   (ii)   shared power to vote or to direct the vote 29,500.

                   (iii) sole power to dispose or to direct the disposition of 660,457.

                   (iv) shared power to dispose or to direct the disposition of 29,500.

Item 5:     Ownership of Five Percent or Less of a Class:
            ---------------------------------------------

            Inapplicable.

Item 6:     Ownership of More than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

            Inapplicable.

Item 7:     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            -------------------------------------------------------------

            Inapplicable.

Item 8:     Identification and Classification of Members of the Group:
            ----------------------------------------------------------

            Inapplicable.

Item 9:     Notice of Dissolution of Group:
            -------------------------------

            Inapplicable.

Item 10:    Certification:
            --------------

            Inapplicable.

-------------------------                                ----------------------
  CUSIP NO. 00753P 10 3                13G               PAGE  5  OF  5  PAGES
          -----------                                         ---    ---
-------------------------                                ----------------------

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    FEBRUARY 7, 1997                        /s/ MARLENE KAPLAN GOLDSTEIN
--------------------------                  ----------------------------------
            Date                                      Signature




                                            Marlene Kaplan Goldstein, Secretary
                                            -----------------------------------
                                                        Name/Title